                                                                  EXHIBIT 10(l)
                         COMPUTERIZED THERMAL IMAGING, INC.
                          141 North State Street, Suite 161
                             Lake Oswego, Oregon   97034


                                    June 12, 1995

Mr. Richard V. Secord
11753 Arbor Glen Way
Reston, Virginia   22094

Re:  Confirmation of terms for Personal Services Agreement

Dear Mr. Secord:

     This letter will confirm our terms of agreement between Computerized Thermal Imaging, Inc., a Nevada corporation (the "Company") and you, under which you will render advisory services to the Company, as follows:

     1. You will be engaged as the Chief Operating Officer - International Operations of the Company beginning on the later to occur of (a) July 3, 1995 or (b) within 180 days of the date on which the first CTI thermal imaging unit (a "Unit") is ordered by the Ministry of Public Health (or its subsidiaries or affiliates; "MOPH") for the People's Republic of China under the "China Project" (as defined in that certain Consulting Agreement between the Company and American Recovery Corporation dated December 22, 1994, and amended January 27, 1995). The date on which your engagement with the Company begins under the immediately preceding sentence is hereafter referred to as the "Start Date". The term of our agreement will be for a period of three (3) years from and after the Start Date (the "Initial Term"), and will be renewed automatically thereafter in consecutive one year terms, unless otherwise terminated by written notice given by either party not less than 90 days prior to the end of the Initial Term or any renewal period. Any timely termination of this agreement prior to 90 days before the end of the Initial Term shall be deemed effective as of the last day of the Initial Term. All post-Initial Term terminations complying with the required 90-day notice period will be effective as of the last day of the annual period in which such notice is given. All other terminations will be effective as of the last day of the next succeeding annual period after which notice is given under this paragraph.

     2. Your employment will require full time duties with the primary responsibility for supervising and causing to be performed the TriSun CTI/Asia, Ltd. project. It is anticipated and understood that this project will provide the basis for your compensation. Nevertheless, you may be requested in the alternative to assist CTI with its domestic or other international operations.

     3.   Your compensation will be as follows:

          (a) You will be paid annual compensation of $175,000, payable in 12 equal monthly installments of $14,583.33 each, each payable in advance, beginning on the Start Date, and continuing thereafter on the same day of the month as the Start Date (or as near thereto as possible) for each succeeding month. If, as and when a letter of credit under the China Project for the benefit of the MOPH is in place which provides for payment, among others, of the twenty-first (21st) Unit to be ordered by the MOPH, your annual compensation under this paragraph will be increased to $200,000, again payable in advance in equal monthly installments of $16,666.67 each;

Mr. Richard V. Secord
June 12, 1995
Page 2

          (b) You will be provided with coverage under the Company's health and dental insurance substantially similar to that provided to employees of the Company, life insurance of $1,000,000 and a company executive automobile (or automobile allowance of $500.00/month);

          (c) An option in your favor to purchase 1,000,000 shares of Company common stock of a class presently registered for trade on a U.S. public exchange (or successor traded class), for an exercise price of $1.25 per share. Such option will be exercisable for a period of five (5) years from and after the Start Date; and

          (d) A second option in your favor to purchase 1,000,000 shares of Company common stock of a class then registered for trade on a U.S. public exchange (or successor traded class) for an exercise price of $1.25 per share. Such second option will be exercisable for a period of five (5) years from and after the date on which a letter of credit under the China Project for the benefit of the MOPH is in place which provides for payment, among others, of the twenty-first (21st) Unit to be ordered by the MOPH.

          Payments to you under paragraphs (a) of this Section 2 will not begin until revenues of the Company from the China Project are sufficient to begin funding the monthly amounts payable to you. The compensation payable to you under paragraphs (a) and (b) of this Section 2 may be paid either by the Company or TriSun/CTI Asia, Ltd.

     4. All stock in the Company you obtain from the exercise of either of the options to be granted to you under paragraphs (c) and (d) of Section 3 above will be subject to the following "piggy-back" registration rights:

          If the Company at any time proposes to file, or does file, any registration statement covering any securities of the Company, whether for securities to be issued by the Company or then held by another party, you will have the right to have any part or all of the securities of the Company you then hold to be registered under such proposed registration statement. If you wish to have any securities you then hold to be so registered, you will notify the Company in writing of your desire within thirty (30) days after the date you receive your notice of proposed registration from the Company. Upon receipt of your timely request for registration under this paragraph, the Company will add the securities you requested be registered to the proposed registration statement; provided, that if after you make a request for registration the Company decides not to register or delay such registration, for any reason, the Company will give you written notice of its decision. However, no such determination will prejudice your rights to other and further registrations made by the Company or with respect to Company securities from time to time. The Company will bear all costs and expenses of each and all such registrations incurred in connection with the exercise of rights by you under this
          Section 4.

     5. This agreement may be terminated by the Company for "cause" only. "Cause" shall mean only the following events: (1) conviction of any felony or other crime involving moral turpitude, (2) knowing breach of fiduciary duty as an executive officer of the Company, (3) any act or omission constituting gross negligence, and (4) any fraud committed by you against the Company.

     6. The terms of this agreement have been consented to, approved and ratified by the board of directors of the Company, and I am authorized in all respects as President of the Company to engage you for the Company's benefit in accordance with the terms of our agreement, without any further consent of the directors or any other officer of the Company. We each agree to take any and all other actions that are necessary and incident to accomplishing the purposes of and fulfilling the terms of the agreement described in this letter. This Agreement may be executed in multiple counterparts, and by facsimile signature, each of which shall be considered together one Agreement.

     If the above correctly describes your understanding of our agreement, please indicate by your acknowledgment in the spaces provided below and return one copy of this agreement to me at your earliest convenience.


                              COMPUTERIZED THERMAL IMAGING, INC.



                              By: /s/ David B. Johnston
                                  ------------------------------------
                                    David B. Johnston,
                                    President



AGREED AND ACCEPTED as of
June  16  , 1995:
     ----



 /s/ Richard V. Secord
------------------------------
Richard V. Secord